                                                                    EXHIBIT 12.4

                                 VIDEOTRON LTEE
                         FINANCIAL STATEMENTS SCHEDULE
                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                   (AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)

                                                 BALANCE,     CHARGED TO                    BALANCE,
                                                BEGINNING     COSTS AND                      END OF
                                                 OF YEAR      EXPENSE(1)    DEDUCTIONS(2)     YEAR
                                                ----------   ------------   -------------   ---------
Allowance for doubtful accounts receivable
  Year ended December 31:
    2001......................................   $ 7,522       $10,160         $ 9,341       $ 8,341
    2002......................................     8,341        11,084           8,210        11,215
    2003......................................    11,215        10,542          14,537         7,220
    2004......................................     7,220         7,617           8,703         6,134

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Notes:

(1) Represents increase in allowance for doubtful accounts receivable charged to expenses.

(2) Represents the accounts receivable written-off against the allowance for doubtful accounts receivable.